UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 20, 2012

TARGET ACQUISITIONS I, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53328	26-2895640
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Chunshugou Luanzhuang Village, Zhuolu County, Zhangjiakou, Hebei Province, China, 075600
 (Address of principal executive offices)

86-313-6732526
 (Registrant's telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On January 20, 2012, Target Acquisitions I, Inc. (the “Company”) entered into a letter of intent with the principal shareholders of Haixin Huaxin Mining Co., Ltd. (“China Huaxin”) confirming the parties mutual intent to negotiate and consummate a transaction whereby a wholly owned subsidiary of the Company will acquire all of the issued and outstanding shares of China Huaxin.  The parties intend to seek to consummate the transaction on or prior to February 23, 2012, subject to the Company’s ability to complete its due diligence and the ability of China Huaxin to deliver such financial statements and other materials for the Company to fulfill its reporting obligations under the Securities Exchange Act of 1934, as amended.  There can be no assurance that the parties will be able to agree upon the consideration to be delivered to the shareholders of China Huaxin and complete the transaction by February 23, if at all.

China Huaxin, established on August 19, 2010, plans to processes laterite-nickel ore into ferro-nickel powder. Ferro-nickel powder is typically used in the production of stainless steel and nickel alloy steels.  China Huaxin has constructed an approximately 40,000 square meter facility in Haixing, Heibei Province PRC and plans to commence commercial production of ferro-nickel in March 2012 with an initial design processing capacity of 3,000 tons of ore per day. China Huaxin plans to add a second production line which will increase its designed processing capacity to 6,000 tons of ore per day in March 2013.

China Huaxin intends to market its ferro-nickel powder to large steel companies in China and enter into long-term supply agreements with its customers. The executive directors and senior management of China Huaxin have substantial working experience in the steel and mining industries, and as such are familiar with and maintain good relationships with the senior management teams of various steel producers.

As of December 31, 2011, Haixing Huaxin Ming Co., Ltd. had total assets in excess of  RMB 86 million, including current assets of RMB10 million and non-current assets RMB 75 million.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Description of Exhibit

99.1	Letter of Intent dated January 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2012

Target Acquisitions I, Inc.
(Registrant)
/s/ Changkui Zhu
Changkui Zhu Chief Executive Officer